EXHIBIT 10.1

AMENDMENT NO. 2 TO THE LETTER OF INTENT

This Amendment No. 2 to the Letter of Intent (this “Amendment No. 2”) is entered into as of August 6, 2026, by and between ONAR Holding Corporation, a Nevada corporation (“Purchaser”), and Advertise Purple, Inc., a California corporation (the “Company”).

WHEREAS, Purchaser and the Company entered into that certain (i) non-binding letter of intent dated March 23, 2026 (the “LOI”), relating to the proposed acquisition of 100% of the equity interests of the Company by Purchaser or one of its subsidiaries (the “Transaction”), and (ii) Amendment No. 1 to the Letter of Intent dated July 27, 2026 (“Amendment No. 1”), amending the LOI as set forth therein;

WHEREAS, the parties desire to amend Amendment No. 1 as set forth herein; and

WHEREAS, Amendment No. 1 attached the Definitive Agreement as Exhibit B thereto and the parties desire to simultaneously amend the Definitive Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Defined Terms. Capitalized terms used but not defined in this Amendment No. 2 shall have the meanings ascribed to them in Amendment No. 1.

2. Second Down Payment. Notwithstanding anything to the contrary in Amendment No. 1, including without limitation Section 3 of Amendment No. 1, on or before the Outside Date, Purchaser shall have the right (but not the obligation) to extend the Outside Date by paying to the Company the amount of $250,000 (the “Second Down Payment”), by wire transfer of immediately available funds to the same bank account where the Down Payment was paid (or such other account as the Company may designate in writing prior to such payment). If Purchaser pays the Second Down Payment to the Company on or before the Outside Date, then, automatically and without any further action by either party, the Outside Date shall be extended to September 28, 2026 for all purposes of Amendment No. 1, and all references to the Outside Date in Amendment No. 1 shall be deemed to mean September 28, 2026 for all purposes of Amendment No. 1.

3. Down Payment. Upon payment of the Second Down Payment in compliance with Section 2 hereof, the Down Payment in Amendment No. 1 shall be deemed to mean “$1,250,000” for all purposes of Amendment No. 1.

4. Definitive Agreement. Upon payment of the Second Down Payment in compliance with Section 2 hereof, the Definitive Agreement attached as Exhibit B to Amendment No. 1 shall be deemed amended such that:

(a)	Section 1.2(a) of the Definitive Agreement shall be deemed deleted and deemed replaced by the following:

“(a) twelve million eight hundred twenty-five thousand dollars ($12,825,000) in cash (the “Cash Consideration”), which shall be payable in accordance with Section 2.2(b);”

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(b)	The defined term “Cash Consideration” in Section 8.1 of the Definitive Agreement shall be deemed deleted and deemed replaced by the following:

“Closing Cash Payment” means an amount equal to the result of the following formula: (i) the Cash Consideration, plus (ii) the sum of (A) the amount, if any, by which the Working Capital exceeds the Target Working Capital and (B) the amount, if any, by which the Closing Cash exceeds the Minimum Cash Requirement, minus (iii) the sum of (A) the amount, if any, by which the Target Working Capital exceeds the Working Capital, (B) the amount, if any, by which the Minimum Cash Requirement exceeds the Closing Cash, (C) the amount of Closing Indebtedness, (D) the amount of Closing Company Transaction Expenses and (E) an amount equal to $1,250,000 (which aggregate amount was previously paid by Buyer as down payments against the Purchase Price pursuant to that certain Amendment No. 1 to the Letter of Intent, dated as of July 27, 2026, by and between Parent Guarantor and the Company and that certain Amendment No. 2 to the Letter of Intent, dated as of August 6, 2026, by and between Parent Guarantor and the Company).”

5. Effect on LOI. Except as expressly modified by this Amendment No. 2, all terms and conditions of the LOI and Amendment No. 1 shall remain in full force and effect and are hereby ratified and confirmed in their entirety. The parties expressly agree and acknowledge that this Amendment No. 2 shall constitute a binding and enforceable obligation of each of the parties, notwithstanding the non-binding nature of certain provisions of the LOI. Section 16 of the LOI is hereby further amended to add this Amendment No. 2 to the list of Binding Provisions that are binding and enforceable in accordance with their terms. In the event of any conflict or inconsistency between the terms of this Amendment No. 2 and the terms of the LOI and/or Amendment No. 1, the terms of this Amendment No. 2 shall govern and control.

6. Governing Law. This Amendment No. 2 shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule.

7. Counterparts. This Amendment No. 2 may be executed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument. Execution and delivery may be effected by electronic signature and transmission (including via PDF or other electronic format), which shall be deemed valid and binding for all purposes.

8. Entire Agreement. This Amendment No. 2, together with the LOI and Amendment No. 1 (as amended hereby), constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, negotiations, representations, warranties, and understandings of the parties with respect to such subject matter.

[Signature Page follows]

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IN WITNESS WHEREOF, the parties have executed this Amendment No. 2 as of the date first written above.

ONAR HOLDING CORPORATION

By:	/s/ Claude Zdanow
Name:	Claude Zdanow
Title:	Chief Executive Officer

ADVERTISE PURPLE, INC.

By:	/s/ Jonathan Moisan
Name:	Jonathan Moisan
Title:	Chief Executive Officer

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